EXHIBIT 10.38

FORGENT NETWORKS, INC.

INCENTIVE BONUS PLAN

ARTICLE I
PURPOSE

The purpose of the Forgent Networks, Inc. Incentive Bonus Plan (the “Plan”) is to provide specified benefits to a select group of Employees and Consultants who contribute materially to the implementation, execution and success of the Company’s Patent Licensing and Enforcement Program.  The Plan is intended to be a “bonus program” within the meaning of Labor Reg. § 2510.3-2(c) and, therefore, is not intended to be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II
DEFINITIONS

For the purposes of the Plan, the following terms shall have the following meanings unless the context clearly indicates otherwise:

2.01         “Award” shall mean the amount a Participant is awarded by the Committee under the Plan for a particular Performance Cycle.

2.02         “Beneficiary” shall mean the Participant’s legal beneficiary.

2.03         “Bonus Pool” shall mean, with respect to a Performance Cycle,  the total dollar amount set aside by the Company and reserved for distribution to the Participants under the Plan with respect to such Performance Cycle, being the amount equal to one percent (1%) of the Company’s Gross Patent Program Revenues for such Performance Cycle multiplied by the Designated Acceleration Factor for the Performance Cycle.

2.04         “Committee” shall mean the committee established by the Company that is responsible for administering the Plan.

2.05         “Company” shall mean the Forgent Networks, Inc. and its successors and assigns.

2.06         “Consultant” shall mean any third party consultant engaged by the Company, whether on a full time or part time basis, to assist the Company with the Company’s Patent Licensing and Enforcement Program.

2.07         “Designated Acceleration Factor” shall mean with respect to each Performance Cycle, the following multiple:

Performance Cycle	Designated Acceleration Factor
1st	2.0
2nd	1.5
3rd	1.0

; unless such multiples are otherwise amended or modified by the Committee in accordance herewith.

2.08         “Disability” shall mean permanent and total inability to engage in any substantial gainful activity, even with reasonable accommodation, by reason of any medically determinable physical or mental impairment which has lasted or can be reasonably be expected to last without material interruption for a period of not less than twelve (12) months, as determined in the sole discretion of the Committee.

2.09         “Effective Date” shall mean, for purposes of this Plan, January 1, 2006, the effective date of the Plan.

2.10         “Employee” shall mean any person who is employed by the Company, whether on a full time or part time basis, to assist the Company with the Company’s Patent Licensing and Enforcement Program.

2.11         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.12         “Fiscal Year” shall mean that period which begins each January 1 and ends each following December 31.

2.13         “Gross Patent Program Revenues”  shall mean the total revenues collected by the Company from the Patent Licensing and Enforcement Program during a particular Performance Cycle.

2.14         “Participant” shall mean any Employee or Consultant who is selected to participate in the Plan by the Committee, as provided under Article III of the Plan.

2.15         “Patent Licensing and Enforcement Program” shall mean the Company’s ongoing general efforts to secure license agreements with, and otherwise pursue remedial actions against and obtain recoveries from, various third parties who, in the Company’s judgment, have historically infringed and/or are currently infringing one or more of the Company’s patents.

2.16         “Performance Cycle” shall mean each full calendar year during the term hereof, beginning on January 1 and ending on December 31, except where the Termination Date occurs other than  on (or effective as of) the close of business on December 31,  in which case, as to the final Performance Cycle only, the Performance Cycle shall be that period of time beginning on January 1 immediately preceding the Termination Date and ending on the Termination Date.

2.17         “Plan” shall mean the Company’s Incentive Bonus Plan, as set forth herein.

2.18         “Plan Administrator” shall mean that individual appointed by the Committee to assist the Committee with the administration of the Plan.

2.19         “Retires” shall mean the termination by an Employee of his employment with the Company after he attains the age of  65 years of age.

2.20         “Termination Date” shall mean the effective date of the termination of the Plan.

2.21         “Termination of Employment” shall mean a Participant’s separation from service with the Company, voluntarily or involuntarily, for any reason other than because the Participant Retires, suffers a Disability or dies.

ARTICLE III
PERFORMANCE CYCLES

Unless this Plan is earlier terminated by the Committee in accordance herewith, the first Performance Cycle will begin on the Effective Date and will end on December 31, 2006; the second Performance Cycle will begin on January 1, 2007, and will end on December 31, 2007; and the third and final Performance Cycle will begin on January 1, 2008 and will end on December 31, 2008.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

4.01         Eligibility and Selection.  Any Employee or Consultant is eligible to participate in the Plan, subject to being selected for participation by the Committee.   At such time and from time to time as appropriate, whether before the commencement of or during a particular Performance Cycle, the Committee shall designate the

Employee(s) and/or Consultant(s) who will be Participants in the Plan for that Performance Cycle.  An Employee’s or Consultant’s selection for participation in the Plan for a particular Performance Cycle shall be based on the current responsibilities and contributions to the Company’s Patent Licensing and Enforcement Program of the Employee or Consultant as determined by the Committee in its sole discretion.  The Committee may identify and designate at any time and from time to time to a new Participant during a Performance Cycle.

4.02         Limits of Participation.  An Employee’s or Consultant’s selection by the Committee as a Participant for one Performance Cycle does not guarantee that such Employee or Consultant will be selected as a Participant for any future Performance Cycle.

4.03         Condition of Participation.  The Committee may adopt one or more additional conditions for eligibility and/or participation, or modify its existing conditions for eligibility and participation, from time to time as it deems appropriate in its sole discretion.

ARTICLE V
DETERMINATION OF AWARDS

5.01         Determination of Awards.  As soon as administratively practicable following the end of a Performance Cycle, the Committee shall determine the amount of the Gross Patent Program Revenues for the Performance Cycle just completed.  Then, the Committee shall multiply one percent (1%) of that amount by the Designated Acceleration Factor for that Performance Cycle to determine the aggregate amount of the Bonus Pool for that Performance Cycle.  Finally, the Committee shall then determine the amounts of the individual Awards to be awarded to each of the Participants for that Performance Cycle.  The amounts of the individual Awards shall be determined by the Committee in its sole discretion based on the Committee’s evaluation of the relative efforts and contributions of the respective Participants to the Patent Licensing and Enforcement Program during that Performance Cycle.  The total amount of all Awards awarded to the Participants for a Performance Cycle will equal the aggregate amount of the Bonus Pool for that Performance Cycle.

5.02         Termination of Employment During Performance Cycle.  If a Participant experiences a Termination of Employment during a Performance Cycle, such Participant’s rights under the Plan shall terminate.  The effective date of the Participant’s Termination of Employment shall be the close of business on the date of such Termination of Employment.  The Participant shall not be entitled to the payment of any Award for the Performance Cycle in which the Participant’s Termination of Employment occurs; however,  the Committee may in its sole discretion  elect to grant such Participant an Award on a pro-rated basis or otherwise.

5.03         Participation After the Beginning of a Performance Cycle. If an Employee first becomes a Participant in the Plan after a Performance Cycle has begun, then the Participant shall be eligible to receive an Award for the Performance Cycle in which the Employee became a Participant as determined by the Committee in its sole discretion.

5.04         Retirement Disability or Death During a Performance Cycle.  If a Participant Retires, experiences a Disability or dies during a Performance Cycle, then the Participant shall be eligible to receive a pro-rated Award for the Performance Cycle in which the Participant Retires, experiences a Disability or dies.  The amount of any pro-rated Award shall be determined by the Committee in its sole discretion.

ARTICLE VI
DISTRIBUTION OF AWARDS

6.01         Timing of Payment.  Any Award payable to a Participant or a Participant’s Beneficiary, as applicable, shall be distributed as soon as administratively practicable following the end of the applicable Performance Cycle.  Notwithstanding the foregoing, in no event will the distribution of an Award for a Performance Cycle occur more than 2 ½ months following the end of the applicable Performance Cycle.

6.02         Taxes.  Payments under the Plan are ordinary income to the Participants.  The Company may withhold or cause to be withheld from payments made to the Participant pursuant to Article VI any withholding or other taxes required to be withheld or paid with respect to the payment and in such amounts as the Company determines is necessary to cover the taxes or withholding associated with the payment.

6.03         Obligations to the Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to the Company, then the Company may offset such amounts owed by the Participant against the amount of benefits otherwise distributable to the Participant.

ARTICLE VII
TERM AND TERMINATION

7.01         Term.  This Plan shall have an initial term of three (3) years, beginning on the Effective Date and expiring on December 31, 2008.  The term of this Plan may be extended by the Company in its sole discretion from time to time on such terms as the Company shall determine.

7.02         Termination.  This Plan may be terminated by the Committee at any time in its sole discretion.  In the event that this Plan is terminated during a Performance Cycle, the Committee shall grant Awards to the Participants for such Performance Cycle in accordance herewith based on the total amount of Gross Patent Program Revenues  through the Termination Date.

ARTICLE VIII
ADMINISTRATION

8.01         Committee.  The Committee shall have the authority to make and amend all appropriate rules and regulations for the administration of the Plan.  Any action with respect to the administration of the Plan may be taken by the Committee pursuant to a meeting of the Committee duly called and held for purposes of taking any such action, or may be taken by unanimous written consent of all members of the Committee.  When performing its duties hereunder, the Committee shall be entitled to rely on information furnished by a Participant, the Company, or any other individual or entity that the Committee deems appropriate.

8.02         Plan Administrator.  A Plan Administrator may be appointed by the Committee to be responsible for the day-to-day administration of the Plan.  The Plan Administrator’s responsibilities will be established by the Committee, but may include: (i) enforcing all appropriate rules and regulations for the administration of the Plan, (ii) deciding or resolving any and all questions involving claims under the Plan, (iii) calculating benefits under the Plan, (iv) calculating any necessary withholding amounts from benefit payments to Participants and Beneficiaries hereunder.  When performing its duties hereunder, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Company.

8.03         Agents.  In the administration of the Plan, the Committee or the Plan Administrator may from time to time employ agents of the Plan including actuaries, accountants, lawyers or third party administrators, and delegate duties to them to administer the Plan including acting through a duly appointed representative.

8.04         Binding Effect of Decisions.  The decision or action of the Committee, or the Plan Administrator with respect to any question arising out of or in connection with the administration and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.05         Indemnity of Committee and Plan Administrator.  The Company shall indemnify and hold harmless the members of the Committee, Plan Administrator, and any Employee to whom any duties are delegated under Article VIII of the Plan against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee, Plan Administrator, and Employee to whom any duties are delegated under Article VIII of the Plan.

8.06         Information.  To enable the Committee and Plan Administrator to perform its functions, the Company shall supply full and timely information to the Committee and Plan Administrator, as the case may be, on (i) all matters relating to the operations and performance of the Company’s Patent Licensing and Enforcement Program during each Performance Cycle, (ii) the Termination of Employment, death, retirement or Disability of any

Participants during each Performance Cycle, and (iii) any and all other matters as the Committee or Plan Administrator may reasonably request.

ARTICLE IX
MISCELLANEOUS

9.01         Amendments.  This Plan may be amended by the Committee from time to time in its sole discretion, however,  no amendment during a Performance Cycle, may reduce or otherwise adversely affect any Award to which a Participant would have been entitled, without the Participant’s consent.

9.02         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under the Plan, a Participant shall have no more rights than those of a general creditor of the Company.  The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.03         Liability.  The Company’s  liability for the payment of benefits shall be defined only by the Plan.  The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

9.04         Cessation of Obligation.  Upon payment to the Participant of all amounts due under the Plan, all responsibilities and obligations of the Company shall be fulfilled and the Participant shall have no further claims against the Company for further performance.

9.05         Nonassignability.  Neither a Participant nor any other person shall have any right to assign the amounts, if any, payable hereunder.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or attachment for the payment of any debts, judgments or other obligations of a Participant.

9.06         Not a Contract of Employment.  The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant.  Such employment is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

9.07         Furnishing Information.  A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.08         Interpretation.  Except when otherwise indicated by the context, any reference to the masculine gender shall also include the feminine gender and the neutral, or vice versa, and the definition of any term in the singular shall also include the plural, or vice versa.

9.09         Governing Law.  The provisions of the Plan shall be construed and interpreted according to the laws of the of the State of Texas.

9.10         Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall sent to the address below:

Incentive Bonus Plan Committee
c/o Plan Administrator
Forgent Networks, Inc.
108 Wild Basin Drive
Austin, TX 78746

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

9.11         Successors.  The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s legal Beneficiaries.

9.12         Severability.  In case any provision of the Plan is deemed to be prohibited by law, determined to be subject to ERISA, or creates any obligation or liability for the Company beyond its agreement to pay the compensation under the terms and conditions of the Plan, then such provision or provisions shall be rendered ineffective without invalidating the remaining provisions.

9.13         Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

9.14         Court Order.  The Committee is authorized to comply with any court order in any action in which the Plan, Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan.